EXHIBIT 10.31
                                                                   -------------

          CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS AND ASTERISKS, IS FILED WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF
                 THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED



                                    MAY, 1996






                               CIBA-GEIGY Limited


                                       and


                       SYNAPTIC PHARMACEUTICAL CORPORATION








                          RESEARCH & LICENSE AGREEMENT

                                concerning [***]


















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                                            RESEARCH AND LICENSE AGREEMENT


THIS AGREEMENT is made as of the day of May, 1996 between: CIBA-GEIGY Limited, a Swiss corporation having its principal place of business at Klybeckstrasse 141, CH-4002 Basel, Switzerland (hereinafter referred to as "CIBA-GEIGY"), and SYNAPTIC PHARMACEUTICAL CORPORATION, a Delaware corporation having its principal place of business at 215 College Road, Paramus, New Jersey 07652-1410, USA (hereinafter referred to as "SYNAPTIC").


RECITALS

(A) Pursuant to a Research and License Agreement made between the parties hereto and dated as of the 4th August, 1994 ("the 1994 Agreement") CIBA-GEIGY and SYNAPTIC have been collaborating in a research programme (the "PP Project") directed to discovering and developing compounds useful for treating obesity and eating disorders starting with the modulation of PP Receptors.

(B) Due to progress made in the PP Project, CIBA-GEIGY and SYNAPTIC are interested in collaborating in an additional research programme to discover and develop compounds which, [***] are also useful in treating obesity and eating disorders, as well as other metabolic disorders, and in connection therewith, desire to reallocate between the PP Project and the new research programme SYNAPTIC scientists originally dedicated to the PP Project and funded by CIBA-GEIGY under the 1994 Agreement.

(C) CIBA-GEIGY is willing to fund the scientists reallocated from the PP Project to the new research programme and SYNAPTIC is willing to reallocate such scientists and accept such funding in accordance with the terms of this Agreement and of the 1994 Agreement as supplemented by Supplement No. 1 to such Agreement of even date herewith ("Supplement No.1"). In return for this research support, SYNAPTIC will grant CIBA-GEIGY the right to use [***] for the discovery of such compounds for ultimate manufacture and sale, and an exclusive world-wide right to develop, manufacture, use and sell such compounds.


NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set out, the parties agree as follows:

SECTION 1
Definitions
1.0 General. Capitalised terms used and not defined herein shall have the meanings ascribed to them in the 1994 Agreement. When used in this Agreement, each of the following terms shall have the meanings set out below:

1.1      "Affiliate" means, with respect to any entity, any other entity

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         controlling,  controlled  by or under common  control with that entity, but only for so long as such control exists. One entity shall be deemed to control another entity if it holds not less than fifty (50) percent of the voting stock of that other entity or, if lower, the maximum percentage of voting stock of the other entity permitted to be held under the laws of any country in which such entity is registered.

1.2      "Assay" means a proprietary assay for [***]

1.3 "Early Development Compound" means a compound accepted by CIBA-GEIGY for pre-clinical development and approved for the carrying out of Phase I and Phase II trials.

1.4      "Effective Date" shall mean the 4th August, 1995.

1.5 "Full Development Compound" means a compound which has been approved by CIBA-GEIGY for Phase III clinical development.

1.6      "Field" means [***]

1.7 "FTE" means a researcher employed by SYNAPTIC or CIBA-GEIGY and assigned to work on the Project with such time and effort to constitute one scientist working on the Project on a full time basis consistent with normal business and scientific practice (e.g. at least forty (40) hours per week of dedicated effort for at least 48 weeks per year).

1.8 "Half-Year" means a period of six (6) calendar months commencing on the 1st January or the 1st July in any Year.

1.9 "Net Sales" means the total amount invoiced to un-licensed third parties for sales of Products in each Half-Year by CIBA-GEIGY, its Affiliates or sublicensees, less all trade, quantity and cash discounts actually allowed, credits or allowances actually granted on account of rejections, returns, billing errors, or retroactive price reductions, and duties, taxes and other governmental charges determined in accordance with CIBA- GEIGY's normal accounting procedures.

1.10     [***]













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         [***]

1.11 "Patent Rights" means patents and patent applications owned or controlled by SYNAPTIC and/or CIBA-GEIGY [***] and all divisions, continuations, continuations-in-part, reissues, extensions (which shall be deemed to include Supplementary Protection Certificates) and foreign counterparts thereof, at least one claim of which covers the manufacture, use or sale of Products.

1.12 "Product" means any commercial form of a Project Compound (including, specifically, acids, esters, salts and pro-drug forms, enantiomers, metabolites, solvates, polymorphs and special formulations) or Project Technology, including diagnostic testing services and/or products, made, used or sold for a Project Use.

1.13 "Project" means a collaborative research and development project to be carried out by SYNAPTIC and CIBA-GEIGY in the Field in accordance with the terms of this Agreement and directed to the design and development of compounds for Project Uses.

1.14     "Project Compound" means [***]

1.15 "Project Funds" means financial support provided to SYNAPTIC by CIBA-GEIGY to support the Project. All Project Funds will be spent at SYNAPTIC, except in the event of termination as described in Sections
         5.2 through 5.5.

1.16 "Post-Project Term" means the period of thirty-six months immediately following the Project Term.

1.17 "Project Team" means a committee, comprising [***] which will have responsibility for planning and directing the operational aspects of the Project subject to the provisions of Section 2.6.

1.18     "Project Technology" means [***]

1.19 "Project Term" means a period commencing as of the Effective Date and ending on (i) the 3rd August, 1998 or, if extended pursuant to Section













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         5.1,  the 3rd  August,  1999;  or (ii) the date of  termination  of the
         Project pursuant to any of Sections 5.2 through 5.5, if earlier.

1.20 "Project Use" means and includes the treatment in humans of eating or metabolic disorders, or obesity, and/or the diagnosis of any such disorders or conditions.

1.21 "Steering Committee" means the joint steering committee comprising [***] which, subject to the provisions of Section 2.5, will have responsibility for monitoring and directing the activities of the Project Team.

1.22 "Year" means any period of twelve (12) calendar months commencing on the 1st January in any calendar year.


SECTION 2
Planning and Execution of Project
2.0 The Project. Not later than the 31st May, 1996 the Project Team will establish an initial Research Plan which will be submitted to the Steering Committee for approval within two months after the date of signature of this Agreement. Thereafter, during the Project Term the parties shall engage in the Project in accordance with the terms of the Research Plan, as modified from time to time in accordance with Section 2.1.

2.1 Planning and Review. During the Project Term the Project Team will meet at least [***] to plan and direct the operational phases of the Project, and the Steering Committee will meet at least [***] to monitor the progress of the Project and to provide strategic direction to the Project Team. [***]

         The Research Plan may be modified at any time by [***] in the light of experience gained in the course of the Project. The Project Team shall endeavour to assign specific tasks to both SYNAPTIC and CIBA-GEIGY so as to maximise progress of the Project and to avoid any duplication of research efforts.

2.2 Conduct of Studies. All studies done in connection with the Project shall be carried out in strict compliance with all applicable laws, regulations, or guidelines governing the conduct of research at the site where such studies are being conducted. SYNAPTIC and CIBA-GEIGY shall both comply with all laws and regulations applicable to the care and use of experimental animals at the site where the studies are conducted. In addition, all animals utilised in the Project shall be provided humane care and treatment in accordance with the most acceptable current veterinary practices.






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2.3      Personnel of Steering Committee. The Steering Committee shall be formed promptly following execution of this Agreement, but in no case later than thirty (30) days after the Effective Date. Each party shall be entitled to appoint [***] to act as its representatives on the Steering Committee. Both CIBA-GEIGY and SYNAPTIC shall have the ability to change their representation on the Steering Committee as deemed appropriate, but will notify the other party promptly of any such change.


2.4 Personnel of Project Team. The Project Team shall be formed promptly following execution of this Agreement. Each party shall be entitled to appoint [***] to act as its representatives on the Project Team. Both CIBA-GEIGY and SYNAPTIC shall have the ability to change their representation on the Project Team as deemed appropriate, but will notify the other party promptly of any such change. The Project Team shall report to and operate under the overall direction of the Steering Committee.

2.5 Responsibilities of Steering Committee. The Steering Committee shall monitor and direct the activities of the Project Team, approve and decide on the direction of the Project (within the terms of this Agreement), and ensure high performance by both parties.

         Any issues which cannot be resolved by the Steering Committee shall be referred to a Management Committee, comprising [***], for resolution. The members of the Management Committee are currently, from CIBA-GEIGY: [***] and from SYNAPTIC: [***]

2.6 Responsibilities of the Project Team. The Project Team shall elaborate and coordinate action plans and will be responsible for the economic use of capacities and for the fulfilment of the Research Plan approved by the Steering Committee. It reports to the Steering Committee.

2.7 Exclusivity of Research. [***] For the avoidance of doubt, for the purposes of this Section 2.7 any entity other than Sandoz Limited, of Basle, Switzerland, or any company acquiring the pharmaceuticals business of CIBA-GEIGY as part of the merger of Sandoz Limited and CIBA-GEIGY, which at the Effective Date was not an Affiliate of a party shall remain a third party notwithstanding that it may later become an Affiliate. Any such third party shall be bound by obligations of confidentiality no less stringent than those set out in this Agreement, and, unless otherwise agreed to by the other party, shall be obliged to transfer the results of its research to the parties to this Agreement as though the work had been undertaken by the party on whose behalf the research is being carried out.

2.8      Joint Project Team and Steering Committee Meetings.  It is contemplated






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that members of the Project Team and Steering  Committee  may also be members of the Project Team and Steering Committee for the PP Project. In view of this potential overlap in membership, as well as the potential value perceived by both parties in having the two Project Teams and Steering Committees interact and share scientific data and observations regarding their respective projects, it is also contemplated that the two Project Teams and Steering Committees may hold joint meetings, prepare single sets of minutes reflecting such meetings and prepare joint reports such as those required by Section 4.0.


SECTION 3
Funding of Project
3.0 Funding. In consideration of the research performed by SYNAPTIC as part of the Project, CIBA-GEIGY shall provide Project Funds to SYNAPTIC during the Project Term as follows:

3.1 Amount. For each period of twelve (12) months from first anniversary of the Effective Date Project Funds shall be an amount equal to [***] (as adjusted for inflation pursuant to the Bureau of Labor Statistics Consumer Price Index for Urban Consumers, New York, N.E. New Jersey Metropolitan Region Price Index ("the CPI")) multiplied by the number of SYNAPTIC FTEs which the Steering Committee has decided should be employed on the Project during such period in accordance with Section
         3.3. This figure shall be subject to further adjustment for inflation pursuant to the CPI on each subsequent anniversary of the Effective Date.

3.2 Payment. Project Funds shall be paid to SYNAPTIC by CIBA-GEIGY in substantially equal quarterly instalments in advance on or before the first day of each calendar quarter, namely: January 1, April 1, July 1, and October 1 of each Year during the Project Term; PROVIDED HOWEVER that the first payment, which shall be made at least thirty (30) days prior to the first anniversary of the Effective Date, shall be equal to
         (a) the quarterly payment plus (b) a pro-rated portion of the quarterly payment (based on the number of days between the first anniversary of the Effective Date and the beginning of the first complete calendar quarter following such anniversary) but no additional quarterly payment shall be payable on the first day of such complete calendar quarter; AND PROVIDED FURTHER that the final payment shall be reduced pro rata according to the number of days between the end of the preceding calendar quarter and the date of expiry hereof, so that the amount of the first and last payments hereunder are equal to the sum of the instalments for two complete calendar quarters except only for adjustment of the last payment in accordance with Section 3.1.

3.3 Allocation of Resources by SYNAPTIC. SYNAPTIC shall at substantially all times during the Project Term assign such number of FTEs to work on the Project as shall be agreed from time to time by the Steering Committee, which number shall be equal to [***] less the number of FTEs assigned from time to time to work on the PP Project in accordance with the 1994 Agreement as supplemented by Supplement No. 1. While the level of training and research experience of these FTEs may vary from time to time, SYNAPTIC will use its best reasonable efforts to ensure that at

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least [***] of the aggregate  number of FTE's assigned to the Project and the PP
Project will have educational degrees of Ph.D. or M.D., or research experience of greater than ten (10) years in a relevant scientific field that qualifies them as equivalent to a Ph.D. or M.D. level researcher. SYNAPTIC shall keep accurate records showing manpower utilisation on the Project and shall produce such records to CIBA-GEIGY at any time on request.

3.4 Allocation of Resources by CIBA-GEIGY. CIBA-GEIGY shall at all times reasonably required for the purposes of the Project allocate sufficient resources of suitably qualified and experienced scientists to perform those tasks assigned to it by the Project Team. If it should fail to do so, or if there should be a dispute between the parties as to whether CIBA-GEIGY is fulfilling its obligations in this regard which the Management Committee is not able to resolve, [***]


SECTION 4
Results of Project
4.0 Reports. The Project Team shall prepare or cause to be prepared confidential comprehensive written reports at least [***] during the Project Term. These reports shall describe in detail the progress of the Project, [***] and shall be distributed to the members of the Steering Committee.

4.1 Experimental Techniques. During the Project Term both SYNAPTIC and CIBA- GEIGY shall disclose Project Technology to each other so far as necessary for the purposes of the Project. Such disclosure may include limited visits by CIBA-GEIGY and SYNAPTIC to the facilities of the other to permit discussion and observation of Project Technology and Assays, on a frequency and duration to be mutually agreed by the Project Team. During the Project Term SYNAPTIC shall provide assistance as reasonably necessary to enable [***]. In the event that SYNAPTIC uses the services of any third party to develop equipment required for an Assay, such equipment shall be supplied to CIBA-GEIGY at cost of manufacture. Development costs shall not be charged.

4.2 Samples. During the Project Term both SYNAPTIC and CIBA-GEIGY shall provide each other with samples of materials which embody Project Technology and Assays, and may provide other samples as well, including Project Compounds, for use in the Project as reasonably requested and approved by the Steering Committee. (Such samples shall be cared for by the receiving party as described in Clause 4.7.)









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4.3      Responsibilities of the Parties.
         (a)      Responsibilities of SYNAPTIC:
                  During the Project Term SYNAPTIC will provide, insofar as it is relevant to the Project, molecular biology expertise [***], and the development of the relevant functional Assays and [***].

         (b)      Responsibilities of CIBA-GEIGY:
                  1. During the Project Term and for so long as CIBA-GEIGY shall have a license under Section 6.0(a) it will [***].

                  2. During the Project Term and the Post-Project Term CIBA-GEIGY will:- (i) use no less efforts than it employs with regard to its own compounds that are being actively pursued, to develop and commercialise the Products; (ii) promptly notify SYNAPTIC of the selection of a particular Project Compound as an Early Development Compound; and (iii) provide SYNAPTIC with [***] report summarising the efforts devoted to any such Early Development Compound during the [***] preceding such report. CIBA-GEIGY's obligation to provide such reports shall continue with respect to each Early Development Compound until development thereof is terminated or upon the first sale of a Product consisting of or containing such Project Compound, whichever is the later.

4.4 Patentable Inventions. In the event that a patentable invention is conceived or reduced to practice in the course, and within the scope, of the Project by SYNAPTIC or CIBA-GEIGY, the party making the invention shall disclose sufficient details thereof to the other party in sufficient time for the other party to comment thereon before any application for a patent therefor is filed, it being understood, however, that the party making the invention shall make the final decision with respect to any such filing. The party whose employees are inventors of patentable technology shall have the right to file or cause to have filed a patent application covering such invention. In the event SYNAPTIC or CIBA-GEIGY chooses not to file a patent application for an invention made by its employees, the other party will be given the opportunity to pursue patent protection on that invention at its own expense; PROVIDED, HOWEVER, that in this event ownership in the patent will be assigned to the party that pursues the patent, and the inventing party shall be granted a royalty-free, non-exclusive license to practice the patented invention.

         SYNAPTIC shall own any such patent application and any patent or patents









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maturing  therefrom on inventions  made by SYNAPTIC  employees,  and  CIBA-GEIGY shall own any such patent applications and any patent or patents maturing therefrom on inventions made by CIBA-GEIGY employees. Each party shall bear the
expenses  incurred  in  the  filing,   prosecution,  or  maintenance  of  patent
applications or patents which are owned by or assigned to it, in accordance with the foregoing provisions of this Section.

4.5      [***]

4.6      Filing and Prosecution of Patent Applications on [***].

         [***]

4.7      Assistance.
         (a) If so requested by the party filing a patent application pursuant to Sections 4.4 or 4.6, the other party will provide reasonable assistance to the filing party if such assistance is necessary or desirable in order to obtain the optimum patent protection for the invention.

         (b) Each party agrees to notify the other party promptly if it should become aware of any infringement or threatened infringement of the Patent Rights by a third party, and in the event that the owner of the Patent Rights institutes proceedings against the third party to restrain or prevent the infringement, the other party will, if so requested, provide reasonable assistance to the owner at the owner's expense.

4.8 Confidentiality. Except as otherwise expressly provided in this Agreement, both SYNAPTIC and CIBA-GEIGY, and their employees, agents, consultants and others having access to Project Technology, Assays, information and samples including but not limited to the Steering Committee and its individual members, shall use their best efforts to retain in confidence all Project Technology, information and samples received from each other prior to or during the course of the Project. A party receiving such Project Technology shall handle it with the same degree of care as regards confidentiality as it does its own proprietary technology, information and samples. Such information may, however, be













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         disclosed if and to the extent  reasonably  necessary to allow SYNAPTIC or CIBA-GEIGY and its respective Affiliates, their employees, agents, consultants and others having access to Project Technology, Assays, information and samples received from each other prior to or during the course of the Project, including but not limited to the Project Team, the Steering Committee, the Management Committee, and their individual members, to prosecute or defend against litigation with third parties,
         to  file  and  prosecute  patent   applications,   or  to  comply  with
         governmental  regulations.   Moreover,   SYNAPTIC  and  CIBA-GEIGY  may
         disclose confidential Project Technology to third parties to the extent needed to fulfil the objectives of the Project, with the prior written approval of the other party.

         Such obligation of confidentiality, as to SYNAPTIC, CIBA-GEIGY and third parties, shall be waived as to information which (i) is in the public domain at the time of disclosure; (ii) comes into the public domain through no fault of the party claiming waiver; (iii) was known to the party claiming waiver prior to its disclosure by the other; or
         (iv) is disclosed to the party claiming waiver by a third party having a lawful right to make such disclosure.

         The above obligation of confidentiality shall be modified after expiry of the Post-Project Term, such that SYNAPTIC and CIBA-GEIGY can pursue exploitation of the Project Technology with third parties, to the extent of the rights licensed to them respectively hereunder, after expiry of the Post-Project Term. Should CIBA-GEIGY terminate the Agreement prematurely in accordance with Section 5.2, SYNAPTIC's obligation of confidentiality as to CIBA-GEIGY's Project Technology shall be eliminated.

         In the event of a breach, or threat of breach, of the obligations of confidentiality provided herein, the course of action or remedies available to the damaged party shall include, but not be limited to, injunctive relief.

4.9 Publications. While it is understood that both CIBA-GEIGY and SYNAPTIC shall be free to publish the results of their respective studies carried out under this Agreement, both SYNAPTIC and CIBA-GEIGY agree to provide the other the opportunity to review any proposed abstracts, posters and other material or information to be published or presented at a scientific meeting, and any manuscripts at least thirty (30) days prior to their intended presentation or submission for publication and, at either party's request, shall delay presentation or submission for a period sufficient to permit adequate steps to be taken to secure patent protection for any patentable subject matter referred to therein. The reviewing party shall carry out its review with reasonable promptness and approval for publication shall not be unreasonably withheld. SYNAPTIC and CIBA-GEIGY will delay or refrain from publication if either party can demonstrate this to be contrary to its interests or damaging to the Project.





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SECTION 5
Term and Termination
5.0 Term. This Agreement shall come into operation as of the Effective Date and shall remain in force until the expiration of all royalty obligations pursuant to Section 6, unless sooner terminated in accordance with the provisions of Section 5.2.

5.1 Extension. CIBA-GEIGY may extend the Project Term for a further period of twelve (12) months provided it serves on SYNAPTIC notice of its wish to do so not later than the 4th August, 1997. Such extension shall be on substantially the same terms as set out herein, mutatis mutandis, with such extension contemplating additional funding by CIBA-GEIGY at the same index-adjusted rate per FTE per year in accordance with
         Section 3.1 and continuing studies on the Project pursuant to direction by the Steering Committee. Any extensions beyond the fourth year would be by mutual agreement.

5.2 Termination for Breach. If either party shall be in material default of any of its obligations under this Agreement and shall fail to remedy such default within sixty (60) days after written notice thereof specifying the nature of such default then, notwithstanding anything to the contrary contained in this Agreement, the party not in default shall have the option of terminating this Agreement by giving written notice of termination to the party in default, which option, if it is to be exercised, must be exercised within thirty (30) days of the expiry of the sixty (60) days allowed to correct the default.

5.3 Termination of the Project for Bankruptcy. Either party shall have the right, at its option, to terminate the Project forthwith in the event that the other party shall become involved in insolvency, dissolution, bankruptcy or receivership proceedings affecting the operation of that other party's business to such an extent that it is incapable of fulfilling its obligations hereunder, except that in the event of an involuntary bankruptcy filing against either party, that party shall have sixty (60) days to remedy the situation before the Project may be terminated.

5.4 Change of Control. Either party may terminate the Project twelve months after the other party merges with or is taken over by another entity if the terminating party can demonstrate to the reasonable satisfaction of the other party that such merger or change of ownership or control is adversely affecting, or has adversely affected, its interests (e.g. because such other entity is a competitor of the terminating party, because the other party would not be in a position to continue the Project, etc.) provided that it serves written notice of termination on the other party not less than three months before the date of termination. It is expressly agreed that this right shall not be exercised by SYNAPTIC on the merger of CIBA-GEIGY and Sandoz Limited, Basel, Switzerland.

5.5 Third Party Patents. If CIBA-GEIGY or SYNAPTIC is prevented from effectively pursuing the Project with the use of SYNAPTIC Project Technology as a result of an issued patent owned by a third party, the party so prevented shall have the option of terminating the Project by giving written notice of termination to the other. Should CIBA-GEIGY or SYNAPTIC become aware of a blocking patent, or be notified that by practicing Project Technology or Assays it is infringing a third party patent, it will immediately inform the other party.

5.6 Effect of Termination or Expiry. Termination or expiry of this Agreement shall not affect the rights and obligations of the parties accrued under this Agreement prior to termination or expiry, all of which shall survive such termination or expiry. In addition the liabilities of the parties for any breach of this Agreement shall survive any such termination or expiry. Sections 1.0 through 1.22, 4.2 (the last sentence only) 4.4 (the second paragraph only),4.5, 4.6, 4.7, 4.8, 5.4, 6.1 through 6.6, 7, 8.3 and 8.5 shall, except to the extent expressly limited by their terms or by other provisions of this Agreement, also survive any such termination or expiry. Any Project Funds paid by CIBA-GEIGY but not committed by SYNAPTIC at termination shall be refunded to CIBA-GEIGY, and CIBA-GEIGY shall have no further obligation to pay Project Funds.

         Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated by either party pursuant to Section 5.2, then, in addition to the provisions referred to in the preceding paragraph, the provisions hereof pursuant to which the non-terminating party grants any license to the terminating party shall survive such termination to the extent provided therein.


5.7 Cooperation during the Post-Project Term: During the Post-Project Term the Steering Committee will meet at least once per year at a venue to be mutually agreed to exchange information concerning Project Compounds.

SECTION 6
Commercial Rights and Payments
6.0      (a)      SYNAPTIC hereby grants to CIBA-GEIGY the following licences:
                  (i) during the Project Term and the Post-Project Term: an exclusive, worldwide licence to use, for the sole purpose of discovering and/or developing Project Compounds to be employed for Project Uses, all SYNAPTIC Project Technology and Assays and all SYNAPTIC Patent Rights which would be infringed by the exercise by CIBA-GEIGY of its rights under this Agreement, subject to the reservation in favour of SYNAPTIC of the right to use all the said Project Technology, Assays and Patent
                  Rights for the purposes of this Agreement and for other purposes not falling within the scope of the licence hereby granted; and

                  (ii) following the Post-Project Term, a non-exclusive, worldwide, licence to use, for the sole purpose of identifying or discovering and developing compounds to be employed for Project Uses and negative testing of compounds for Project Uses, all such SYNAPTIC Project Technology and Assays and all SYNAPTIC Patent Rights which would be infringed by CIBA-GEIGY's exercise of its rights under this Agreement. Such licence shall be royalty-free unless the compound

                                    12


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                  being developed is a Project Compound, in which case royalties shall be payable in respect of such Project Compound in accordance with the provisions of this Section 6.

                  (iii) an exclusive, worldwide, royalty-bearing licence under SYNAPTIC's Patent Rights for the life of those patents to manufacture, have manufactured, use and sell Products developed from Project Compounds or Project Technology identified or discovered during the Project Term or existing as at the Effective Date.

         (b)      CIBA-GEIGY  hereby grants to SYNAPTIC the following  licences:
                  (i) during the Project Term a sole, worldwide, royalty-free licence to use exclusively for the purposes of the Project all CIBA- GEIGY Project Technology in the Field and all
                  CIBA-GEIGY's Patent Rights which would be infringed by SYNAPTIC's performance of its obligations under this Agreement; and

                  (ii) following the Project Term a non-exclusive royalty-free licence to use all CIBA-GEIGY Project Technology and all CIBA-GEIGY Patent Rights (not being Patent Rights in respect of CIBA-GEIGY compounds) for uses that are neither Project Uses nor uses for indications the subject of an agreement concluded between CIBA-GEIGY and SYNAPTIC following the exercise by CIBA-GEIGY of the rights set out in Section 6.0
                  (d) below.

         (c) The licences granted pursuant to Section 6.0(a) above shall not be sub-licensable by CIBA-GEIGY except so far as necessary to enable Products to be manufactured, used and/or sold by CIBA-GEIGY's Affiliates and/or third party sub-licensees.

     (d) If as a result of the Project, and during the Project Term SYNAPTIC should discover uses for [***] other than a Project Use, SYNAPTIC will report such discovery to CIBA-GEIGY together with all scientific evidence available to it to support the hypothesis that such use could be of therapeutic importance. Within one hundred and twenty (120) days of receipt of such information, CIBA-GEIGY will notify SYNAPTIC whether it wishes to exercise rights of first negotiation for rights to such discovery, and shall, if it chooses to exercise such rights, conclude an agreement to that effect with SYNAPTIC within a further ninety (90) days.

     (e) Should CIBA-GEIGY fail to exercise its rights of first negotiation within the one hundred and twenty (120) day period referred to in sub-section (d) above, or fail to conclude an agreement with SYNAPTIC during the ninety (90) day period referred to in that sub- section, SYNAPTIC shall be free to pursue the exploitation of such discovery on its own or with other partners, subject to payment to CIBA-GEIGY of compensation to be negotiated in good faith for the core research funding by CIBA-GEIGY under this Agreement, such compensation to be paid only out of sums received by SYNAPTIC either from the sale of products consisting of or containing compounds discovered or developed using such discovery and/or received by

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                  SYNAPTIC  either as a lump sum or as royalties  from any third party on sales of such products. In assessing what, if any, compensation should be paid to CIBA-GEIGY regard shall be had to the extent of CIBA-GEIGY's financial or other contribution to the discovery and to the amount of further research and development effort required to be invested by SYNAPTIC and/or the third party.

     (f) If during the Post-Project Term SYNAPTIC should identify or discover a Project Compound (hereinafter referred to as a "Post-Project Compound") it will notify CIBA-GEIGY promptly and supply CIBA-GEIGY with a sample of the compound and as much information relating to the compound as SYNAPTIC has available to it to support the hypothesis that such compound could be of therapeutic importance. CIBA-GEIGY shall notify SYNAPTIC within one hundred and twenty (120) days of the date of receipt of the sample and information whether it wishes to negotiate for rights to the compound. On receipt of notice from CIBA-GEIGY that it wishes to negotiate for a licence of the rights to the compound SYNAPTIC shall as soon as practicable notify CIBA-GEIGY of the terms on which it is prepared to grant a licence to CIBA-GEIGY. The parties will then negotiate the terms of the licence in good faith. If the parties fail to reach agreement on the principal terms of the licence within ninety (90) days, or if CIBA-GEIGY should decline the compound or fail to notify SYNAPTIC within the one hundred and twenty (120) day period that it wishes to negotiate for a licence to the compound SYNAPTIC shall be free to offer rights to the compound to a third party. However, if CIBA-GEIGY had notified SYNAPTIC that it wished to negotiate for a licence, SYNAPTIC shall not thereafter license or offer to license the compound to a third party on terms more favourable to the third party than those offered to CIBA-GEIGY without first offering the same terms to CIBA-GEIGY. Notwithstanding anything hereinbefore contained SYNAPTIC shall not offer a Post-Project Compound to a third party nor itself develop a Post-Project Compound for a Project Use if such Post-Project Compound is an analog of a Project Compound which is under development by CIBA-GEIGY or of which CIBA-GEIGY notifies SYNAPTIC it intends to commence development during the Post-Project Term unless and until CIBA-GEIGY subsequently discontinues development of such Post-Project Compound. CIBA-GEIGY will advise SYNAPTIC promptly in the event of it discontinuing development of such a Post-Project Compound.

6.1 Royalties. In further consideration of the collaboration with SYNAPTIC and of the licenses granted to CIBA-GEIGY hereunder:

         (a) CIBA-GEIGY shall pay to SYNAPTIC a royalty on Net Sales of Products in countries where the sale of such Products is covered by a claim of the Patent Rights ("Patented Products") as follows:

                  (i) In each Year [***] per cent of the first Five hundred million US Dollars (US $500,000,000) of Net Sales in such Year; and

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



                  (ii) thereafter in such Year, [***] per cent of Net Sales in such Year in excess of Five hundred million US Dollars (US $500,000,000).

         (b) In the case of Net Sales of Products in countries where the sale of the Products is not covered by a claim of the Patent Rights ("Unpatented Products") the rate of the royalty payable in respect of such Net Sales shall be reduced to one half of the royalty rate payable pursuant to Section 6.1 (a).

     (c) If the aggregate Net Sales of Patented Products and Unpatented Products in any Year should exceed five hundred million US dollars ($500,000,000), sales of each category of Products shall be deemed to have taken place in the same proportions throughout the Year. (For example, if Net Sales of Products in any year totalled $900 million of which $600 million were of Patented Products and $300 million were of Unpatented Products the royalties due on such sales would be calculated as follows:
                  Patented Products:
                  $500 million x 2/3 at [***] million
                  $400 million x 2/3 at [***] million

                  Unpatented Products:
                  $500 million x 1/3 at [***] million
                  $400 million x 1/3 at [***] million

                  Total royalties = [***]

     (d) CIBA-GEIGY's obligation to pay SYNAPTIC royalties under this Agreement shall commence on the first commercial launch of a Product for a Project Use and shall continue, for Patented Products until expiry of the last to expire of the Patent Rights and for Unpatented Products for a period of ten (10) years from the date of first commercial launch, in each case on a country-by-country basis. Only one royalty will be due on the sale of a specific Product, regardless of the number of patent claims covering such Product. If the patents relating to a Patented Product expire, lapse or are revoked before the expiry of ten (10) years from the launch date in any country, the Product shall be treated as an Unpatented Product for the remainder of the ten
          (10) year period.

6.2 Payment. Royalty payments shall be calculated for each Half-Year, and made within ninety (90) days of the end of such Half-Year. CIBA-GEIGY shall provide a statement and accounting with each payment, including a breakdown of Net Sales during the applicable Half-Year and the calculation of the royalty.

6.3 Blocked Currency. In each country in which the local currency is blocked and cannot be removed from the country, at CIBA-GEIGY's election royalty accrued in each such country shall be paid to SYNAPTIC in local currency by deposit in a local bank designated by SYNAPTIC.


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



6.4 Royalty Reduction. In the event that CIBA-GEIGY must obtain a separate license from a third party in order to practice SYNAPTIC Project Technology or use an Assay, the amount of royalty payable to SYNAPTIC pursuant to Section 6.1 with respect to any Half-Year shall be reduced by an amount equal to that paid or to be paid to the third party with respect to the same period, but in no case shall the royalty amount paid to SYNAPTIC with respect to any such period be less than one half of the amount of the royalty otherwise due with respect to such period.

         Each party shall notify the other as soon as practicable after it becomes aware of the existence of any third party patent rights which would prevent CIBA-GEIGY from practicing SYNAPTIC Project Technology. Thereafter the parties will meet to discuss the action to be taken in relation to any such blocking patent rights. CIBA-GEIGY shall be entitled to approach the owner of such patent rights to negotiate for an unblocking license. If it does so, it shall negotiate with such owner in good faith with a view to obtaining the best possible license terms from such owner, and shall keep SYNAPTIC informed of the progress of such negotiations. SYNAPTIC shall have the right to participate with CIBA- GEIGY in such negotiations.

6.5 Audit Rights. Either party shall have the right to audit the books of the other party once a Year to verify the accuracy of the royalty payments. Such audit will be performed by an independent certified public accountant at the expense of the party seeking the audit, unless the audit reveals a greater than five percent (5%) discrepancy in the royalty amount that should have been paid in comparison to that actually paid, in which case the expense of the audit will be borne by the other party. Both SYNAPTIC and CIBA-GEIGY shall keep fair and accurate records on the use of Project Technology and Assays in drug discovery and compound research.

6.6      Milestone Payments.

     (a) Subject to the last sentence of this Section 6.6, CIBA-GEIGY will pay to SYNAPTIC milestone payments as follows:

          (i) On acceptance by CIBA-GEIGY of each Project Compound as an Early Development Compound: [***]

          (ii) On acceptance by CIBA-GEIGY of each Project Compound as a Full Development Compound: [***]

          (iv) Upon approval for marketing of each Project Compound (including approval of the price and approval for reimbursement, if applicable) in one of the following countries, namely: the US; a key country in Europe (UK,

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



                  Germany, or France); or Japan: [***]

         (b) [***] PROVIDED ALWAYS that the amount creditable against royalties in any Half-Year shall not exceed fifty per cent of the royalties due in respect of such period, the balance being carried forward to be credited against royalties due in respect of future periods.

         (c) If a Project Compound fails during development and is replaced by another Project Compound ("the New Project Compound") and if the New Project Compound has the same mechanism of action [***] as that of the failed Project Compound, then notwithstanding anything to the contrary contained herein, milestones already paid with respect to the failed Project Compound will be credited against milestones payable with respect to the New Project Compound.


SECTION 7
Disclosure of Agreement
7.0 Disclosure of Agreement. Except as required by law, neither SYNAPTIC nor CIBA-GEIGY shall release to any third person or publish in any way any non-public information with respect to the terms of this Agreement or concerning their cooperation without the prior written consent of the other, which consent will not be unreasonably withheld. The form, content and timing of any such announcement shall be agreed by the parties in advance.

         The text of any press release to be issued by SYNAPTIC and/or CIBA-GEIGY concerning the conclusion of this Agreement as well as the precise date and timing of the press release shall be agreed by the parties in writing in advance, such agreement not to be unreasonably withheld or delayed.


SECTION 8
Miscellaneous Provisions
8.0 No Agency. It is understood and agreed that SYNAPTIC and CIBA-GEIGY shall each have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as authorisation for either party to act as agent for the other. SYNAPTIC members of the Project Team, Steering Committee, and Management
         Committee shall be and shall remain employees of SYNAPTIC, and CIBA-GEIGY members of the Project Team, Steering Committee, and Management Committee shall be and shall remain employees of CIBA-GEIGY, and neither party shall incur any liability for any act or failure to act by employees of the other party.

8.1 Force Majeure. The obligations of each party hereto shall be suspended during such time and to the extent that fulfillment of any such obligation shall be prevented by acts beyond the reasonable control of the party affected thereby.


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8.2      Amendment.  This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by both parties.

8.3 Entire Agreement. This Agreement together with the PP Agreement as supplemented by Supplement No. 1, represents the entire agreement and understanding between the parties relating to the subject matter hereof, and supersedes all written or oral agreements, consents or understandings (if any) with respect thereto given or made between the parties prior to the date hereof.

8.4 Waivers. Any obligation of either party hereunder may be waived by a written instrument signed by the other party. Any delay or omission on the part of any party in the exercise of its strict rights hereunder will not impair those rights nor will it constitute a renunciation or waiver of those rights. Any waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof.

8.5 Applicable Law. This Agreement shall be construed and the rights of the parties determined in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The venue of any legal proceedings to resolve any dispute between the parties shall be New York, New York State.

8.6 Headings. The headings of the Sections of this Agreement are for general information and reference only, and this Agreement shall not be construed by reference to such titles.

8.7 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes hereof if mailed by first class certified or registered mail, postage prepaid, addressed to the party to be notified at its address shown below or such other address as may have been furnished in writing to the notifying party.

         To CIBA-GEIGY:
         CIBA-GEIGY Limited
         Legal Department
         Klybeckstrasse 141
         CH-4002 Basel
         Switzerland
         Attention : The Head of Legal Department

         To SYNAPTIC:
         Synaptic Pharmaceutical Corporation
         215 College Road
         Paramus
         New Jersey 07562-1410
         USA
         Attention: The President


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AS WITNESS  the  signatures  of the  authorised  representatives  of the parties hereto the day and year first above written.

SYNAPTIC PHARMACEUTICAL CORPORATION

Signature:  /s/Kathleen P. Mullinix
            -----------------------
Name:       Kathleen P.  Mullinix
Title:      President



CIBA-GEIGY Limited

Signatures:/s/Dr. D.W. Scholer          /s/R.E. Walker
           -------------------          ----------------
Names:      Dr. D.W. Scholer            R.E. Walker
Titles:     R & D Alliances             Division Counsel



































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